Exhibit 99(a-18)

THE ALGER FUNDS

Certificate of Termination

The undersigned, being the Secretary of The Alger Funds (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, does hereby certify that, pursuant to the authority conferred upon the Trustees of the Trust by Sections 6.1(b) and 9.3 of the Amended and Restated Agreement and Declaration of Trust dated March 12, 1997, as amended to date, and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on May 13, 2008, Alger Core Fixed-Income Fund is terminated effective upon the filing of this Certificate of Termination with the Secretary of the Commonwealth of Massachusetts.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 10th day of July, 2008.

/s/ Hal Liebes
Hal Liebes, Secretary